Exhibit 99.1

Vicor Corporation Announces Final Results of Expired Tender Offer

BOSTON, MA -- (Marketwire - March 07, 2013) - Vicor Corporation (NASDAQ: VICR) ("Vicor" or the "Company") announced the final results of its "Modified Dutch Auction" tender offer, which expired at 5:00 P.M., New York City time, on March 1, 2013.

Vicor has accepted for purchase 2,031,995 shares of its Common Stock at a price of $5.38 per share for a total cost of $10,932,133, excluding fees and expenses relating to the tender offer. The shares purchased pursuant to the tender offer represent approximately 6.8% of the total number of basic shares issued and outstanding as of March 6, 2013. Vicor funded the purchase of the shares in the tender offer from cash on hand.

Computershare Trust Company, N.A., the depositary for the tender offer, will promptly pay for the shares of Common Stock accepted for purchase. Payment for the shares will be made in cash, without interest. With completion of the tender offer, Vicor now has approximately 28.0 million basic shares of Common Stock issued and outstanding. This is in addition to the approximately 11.8 million shares of Class B Common Stock issued and outstanding.

As noted in the Offer to Purchase, Vicor may purchase additional shares in the future in the open market subject to market conditions. Vicor may also purchase shares in private transactions, tender offers or otherwise. However, under applicable securities laws, Vicor may not purchase any shares until after March 15, 2013. Any possible future purchases by Vicor will depend on many factors, including the market price of the shares, Vicor's business and financial position, and general economic and market conditions.

Georgeson Inc. served as information agent for the tender offer. Questions and requests for assistance may be directed to the information agent at (888) 605-7561.

About Vicor Corporation
Vicor designs, develops, manufactures and markets modular power components, power management and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher performance, higher power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

Contact:
James A. Simms
Chief Financial Officer
Telephone: 978-470-2900
Facsimile: 978-749-3439